                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-89152




                 ---------------------------------------------

                                  $250,000,000

                               CONSOL ENERGY INC.

                 OFFER TO EXCHANGE OUR 7.875% NOTES DUE 2012,
                     WHICH HAVE BEEN REGISTERED UNDER THE
                  SECURITIES ACT OF 1933, FOR ANY AND ALL OF
                     OUR OUTSTANDING 7.875% NOTES DUE 2012

                 ---------------------------------------------


                     MATERIAL TERMS OF THE EXCHANGE OFFER

- The terms of the new notes are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the new notes and the new notes will not provide for the payment of additional interest under circumstances related to the timing and completion of the exchange offer.

-  Expires 5:00 p.m., New York City time, on July 16, 2002, unless extended.

- We will exchange your validly tendered unregistered notes for an equal principal amount of a new series of notes which have been registered under the Securities Act of 1933.

- The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission and other customary conditions.

- You may withdraw your tender of notes at any time before the exchange offer expires.

- The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

-  We will not receive any proceeds from the exchange offer.

- The new notes will not be traded on any national securities exchange and, therefore, we do not anticipate that an active public market in the new notes will develop.

                  -------------------------------------------

      Please refer to "Risk Factors" beginning on page 8 of this document for certain important information.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is June 14, 2002.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
WHERE YOU CAN FIND MORE INFORMATION.....................................     ii
FORWARD-LOOKING STATEMENTS..............................................     ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.........................    iii
PROSPECTUS SUMMARY......................................................      1
RISK FACTORS............................................................      8
THE EXCHANGE OFFER......................................................     18
DESCRIPTION OF NOTES....................................................     30
UNITED STATES FEDERAL TAX CONSEQUENCES..................................     43
PLAN OF DISTRIBUTION....................................................     47
LEGAL MATTERS...........................................................     48
EXPERTS.................................................................     48

     This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. You may obtain documents that we file with the Securities and Exchange Commission and that are incorporated by reference in this prospectus at no cost by writing or telephoning us at: Investor Relations Department, CONSOL Energy Inc., 1800 Washington Road, Pittsburgh, PA 15241-1421, telephone (412) 831-4000. To obtain timely delivery, please make your request for information no later than July 9, 2002, which is five business days before the expiration of the exchange offer.

     We have not authorized any dealer, salesperson or other person to give any information or to make any representations to you other than the information contained in this prospectus. You must not rely on any information or representations not contained in this prospectus as if we had authorized it. This prospectus does not offer to sell or solicit any offer to buy any securities other than the registered notes to which it relates, nor does it offer to buy any of these notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

     The information contained in this prospectus is current only as of the date on the cover page of this prospectus, and may change after that date. We do not imply that there has been no change in the information contained in this prospectus or in our affairs since that date by delivering this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     CONSOL Energy Inc. is required to file reports and other information with the Securities and Exchange Commission pursuant to the information requirements of the Securities Exchange Act of 1934.

     CONSOL Energy's filings with the Securities and Exchange Commission may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W, Washington, D.C. 20549, and at the Regional Offices of the Securities and Exchange Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 233 Broadway, New York, New York 10279. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information relating to the public reference rooms. Copies of the filings of CONSOL Energy Inc. may be obtained at the prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W, Washington, D.C. 20549. In addition, the Securities and Exchange Commission maintains an Internet site (http://www.sec.gov) that contains certain reports, proxy statements and other information regarding CONSOL Energy. The common stock of CONSOL Energy Inc. is traded on the New York Stock Exchange, through which information regarding CONSOL Energy Inc. also is available.

                          FORWARD-LOOKING STATEMENTS

     Some statements in this prospectus and the documents incorporated by reference are known as "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may relate to, among other things, future performance generally, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and competition.

     When we use the words "believe," "intend," "expect," "may," "will," "should," "anticipate," "could," "estimate," "plan," "predict," "project," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements.

     We warn you that forward-looking statements are only predictions. Actual events or results may differ as a result of risks that we face, including those set forth in the section of this prospectus called "Risk Factors." Those risks are representative of factors that could affect the outcome of the forward-looking statements. These and the other factors discussed elsewhere in this prospectus and the documents incorporated by reference herein are not necessarily all of the important factors that could cause our results to differ materially from those expressed in our forward-looking statements. Forward-looking statements speak only as of the date they were made and we undertake no obligation to update them.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We have filed with the Securities and Exchange Commission, pursuant to the Securities Exchange Act of 1934,

     . a Transition Report on Form 10-K for the six months ended December 31, 2001, as amended

     . a Quarterly Report on Form 10-Q for the three months ended March 31, 2002, as amended and

     .    Current Reports on Form 8-K dated March 5, 2002 and June 5, 2002 which are hereby incorporated in and made a part of this prospectus. Statements contained in any such document as to the content of any contract or other document referred to therein are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed with the Securities and Exchange Commission, each such statement being qualified in all respects by such reference.

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of the offering of the new notes will be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein or contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent any statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part hereof except as so modified or superseded. This prospectus does not contain all the information set forth in the registration statement of which this prospectus forms a part which we have filed with the Securities and Exchange Commission and to which reference is hereby made.

                          ___________________________

                              PROSPECTUS SUMMARY

     This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the information set forth in "Risk Factors," and all the information incorporated by reference, before making an investment decision. As used in this prospectus, all references to "CONSOL Energy", "we" and "us" and all similar references are to CONSOL Energy Inc. and our consolidated subsidiaries, unless otherwise stated or the context otherwise requires.

                                 Our Business

     We are a multi-fuel energy producer and energy services provider that primarily serves the electric power generation industry in the United States. That industry generates two-thirds of its output by burning coal or gas, the two fuels we produce. We produce high-Btu bituminous coal from 25 mining complexes in the United States, Canada and Australia. Coal produced from our mines has a high-Btu content which creates more energy per unit when burned compared to coals with lower Btu content. As a result, coals with greater Btu content can be more efficient to use. We also produce pipeline-quality coalbed methane gas from our coal properties in Pennsylvania, Virginia and West Virginia. We believe that the use of coal and gas to generate electricity will grow as demand for power increases.

     We rank among the largest coal producers in the United States based upon total revenue, net income and operating cash flow. Our production of 74 million tons of coal in the twelve months ended December 31, 2001, accounted for approximately 7% of the total tons produced in the United States and approximately 14% of the total tons produced east of the Mississippi River during that year. We are one of the premier coal producers in the United States by several measures:

     . We mine more high-Btu bituminous coal than any other United States producer;

     . We are the largest coal producer, in terms of tons produced, east of the Mississippi River;

     . We export more coal from the United States than any other coal producer or trading company;

     . We have the second largest amount of recoverable coal reserves among United States coal producers; and

     . We are the largest United States producer of coal from underground mines.

     We also rank as one of the largest coalbed methane gas companies in the United States based on both our proved reserves and our current daily production. Our leading industry position is highlighted by several measures:

     . We possess one of the largest coalbed methane reserve bases among publicly traded oil and gas companies in the United States with 1.2 trillion cubic feet of proved reserves of gas;

     .    We currently have 123 million cubic feet of average daily production;

     . We operate more than 1,100 wells connected by approximately 580 miles of gathering lines and associated infrastructure; and

     . Our facilities have the capacity to transport 250 million cubic feet of gas per day.

     Additionally, we provide energy services, including terminal services, coal research services, industrial supply services and coal waste disposal services. We are developing our land assets that we previously used primarily to support our coal operations.

                                   Strategy

     Our objective is to become the leading multi-fuel supplier to the electric power generation industry, with a particular focus on the northeast quadrant of the United States. We intend to use our financial strength, our strategically located, abundant energy reserves and our technology expertise to profitably grow both our coal and gas businesses.

     We focus on providing raw energy to power generators who convert it into electricity. We also intend to diversify into electric power generation, most likely as a partner with existing power generators.

     We believe that demand for our coal and gas will grow because:

     . Power generators will continue to increase the utilization of existing gas-fired and coal-fired power plants; and

     .    Power generators will build new gas-fired or coal-fired power plants.

     Our power generation customers use raw energy in many forms to generate electricity. We believe that a major factor in their purchasing decisions is the cost per million Btus of energy delivered to their plants, which is driven by the energy content of fuel and its cost of delivery. We believe that our high Btu coal, combined with our ability to sell to our customers at a low delivered cost, positions us to capitalize on expected growth in demand for coal. The proximity of our gas operations to the northeastern United States demand centers results in reduced delivered cost as well.

     We expect to grow our coal business and generate attractive returns by:

     . Making acquisitions that enable us to take advantage of our existing infrastructure and operations or that enable us to bring our mining and marketing expertise to coal markets where we do not have an existing presence;

     . Expanding the existing production capacity of our low-cost mines, many of which have adequate coal reserves available to them to support expanding current production levels; and

     . Developing new mining complexes in locations with reserves controlled by us where we believe price levels would generate attractive returns and where we can achieve low mining costs.

     We expect to grow our gas business by increasing the volumes of coalbed methane gas we produce. We expect to increase coalbed methane gas production volume by:

     . Expanding drilling of coalbed methane reserves that we currently control;

     .    Acquiring or leasing additional coalbed methane reserves; and

     .    Acquiring other coalbed methane producers.

                       Ratio of Earnings to Fixed Charges

     The following are the unaudited consolidated ratios of earnings to fixed charges for each of the twelve months ended June 30, 2001, June 30, 2000, December 31, 1998, December 31, 1997 and December 31, 1996 and the six months ended December 31, 2001 and June 30, 1999 and the three months ended March 31, 2002.

                              Three Months      Six Months ended       Twelve Months       Six Months       Twelve months ended
                             ended March 31,      December 31,         ended June 30,    ended June 30,         December 31,
                                  2002                2001             2001      2000         1999         1998    1997     1996
                             ---------------    ----------------      ------    ------   --------------   ------  ------   ------
Ratio of earnings to fixed
  charges...................      1.64                 --              4.54      2.70         2.19         4.93    5.48     4.69

     For purposes of computing the ratio of earnings to fixed charges, earnings represent earnings from continuing operations before income taxes plus fixed charges. Fixed charges include (a) interest on indebtedness (whether expensed or capitalized), (b) amortization of debt discounts and premiums and capitalized expenses related to indebtedness and (c) the portion of rent expense we believe to be representative of interest. For the six months ended December 31, 2001, fixed charges exceeded earnings by $20.4 million.

                         Summary of the Exchange Offer


The Offering of the Private Notes.......   On March 7, 2002, we issued $250
                                           million aggregate principal amount of
                                           our private notes in an offering not
                                           registered under the Securities Act
                                           of 1933. At the time we issued the
                                           private notes, we entered into a
                                           registration rights agreement in
                                           which we agreed to offer to exchange
                                           the private notes for new notes which
                                           have been registered under the
                                           Securities Act of 1933. This exchange
                                           offer is intended to satisfy that
                                           obligation.

The Exchange Offer......................   We are offering to exchange the new
                                           notes which have been registered
                                           under the Securities Act of 1933 for
                                           the private notes.

                                           As of this date, there is $250
                                           million aggregate principal amount of
                                           private notes outstanding.

Required Representations................   In order to participate in this
                                           exchange offer, you will be required
                                           to make certain representations to us
                                           in a letter of transmittal, including
                                           that:

                                             .  any new notes will be acquired
                                                 by you in the ordinary course
                                                 of your business;

                                             .  you have not engaged in, do not
                                                 intend to engage in, and do not
                                                 have an arrangement or
                                                 understanding with any person
                                                 to participate in a
                                                 distribution of the new notes;
                                                 and

                                             .  you are not an affiliate of our
                                                 company.

Resale of New Notes.....................   We believe that, subject to limited
                                           exceptions, the new notes may be
                                           freely traded by you without
                                           compliance with the registration and
                                           prospectus delivery provisions of the
                                           Securities Act of 1933, provided
                                           that:

                                             .  you are acquiring new notes in
                                                 the ordinary course of your
                                                 business;

                                             .  you are not participating, do
                                                 not intend to participate and
                                                 have no arrangement or
                                                 understanding with any person
                                                 to participate in the
                                                 distribution of the new notes;
                                                 and

                                             .  you are not an affiliate of our
                                                 company.

                                           If our belief is inaccurate and you
                                           transfer any new note issued to you
                                           in the exchange offer without
                                           delivering a prospectus meeting the
                                           requirements of the Securities Act of
                                           1933 or without an exemption from
                                           registration of your new notes from
                                           such requirements, you may incur
                                           liability under the Securities Act of
                                           1933. We do not assume, or indemnify
                                           you against, such liability.

                                           Each broker-dealer that is issued new
                                           notes for its own account in exchange
                                           for private notes which were acquired
                                           by such broker-dealer as a result of
                                           market-making or other trading
                                           activities also must acknowledge that
                                           it has not entered into any
                                           arrangement or understanding with us
                                           or any of our affiliates to
                                           distribute the new notes and will
                                           deliver a prospectus meeting the
                                           requirements of the Securities Act of
                                           1933 in connection with any resale of
                                           the new notes issued in the exchange
                                           offer.

                                           We have agreed in the registration
                                           rights agreement that a broker-dealer
                                           may use this prospectus for an offer
                                           to resell, resale or other retransfer
                                           of the new notes issued to it in the
                                           exchange offer.

Expiration Date.........................   The exchange offer will expire at
                                           5:00 p.m., New York City time, on
                                           July 16, 2002, unless extended, in
                                           which case the term "expiration date"
                                           shall mean the latest date and time
                                           to which we extend the exchange
                                           offer.

Conditions to the Exchange Offer........   The exchange offer is subject to
                                           certain customary conditions, which
                                           may be waived by us. The exchange
                                           offer is not conditioned upon any
                                           minimum principal amount of private
                                           notes being tendered.

Procedures for Tendering
Private Notes...........................   If you wish to tender your private
                                           notes for exchange, you must transmit
                                           to The Bank of Nova Scotia Trust
                                           Company of New York, as exchange
                                           agent, at the address set forth in
                                           this prospectus under the heading
                                           "The Exchange Offer - Exchange
                                           Agent," and on the front cover of the
                                           letter of transmittal, on or before
                                           the expiration date, a properly
                                           completed and duly executed letter of
                                           transmittal, which accompanies this
                                           prospectus, or a facsimile of the
                                           letter of transmittal and either:
                                                                     ------

                                             .  the private notes and any other
                                                required documentation, to the
                                                exchange agent; or

                                             .  a computer generated message
                                                transmitted by means of The
                                                Depository Trust Company's
                                                Automated Tender Offer Program
                                                system and received by the
                                                exchange agent and forming a
                                                part of a confirmation of book
                                                entry transfer in which you
                                                acknowledge and agree to be
                                                bound by the terms of the letter
                                                of transmittal.

                                           If either of these procedures cannot
                                           be satisfied on a timely basis, then
                                           you should comply with the guaranteed
                                           delivery procedures described below.
                                           By executing the letter of
                                           transmittal, each holder of private
                                           notes will make certain
                                           representations to us described under
                                           "The Exchange Offer - Procedures for
                                           Tendering."

Special Procedures for Beneficial
Owners..................................   If you are a beneficial owner whose
                                           private notes are registered in the
                                           name of a broker, dealer, commercial
                                           bank, trust company or other nominee
                                           and you wish to tender your private
                                           notes in the exchange offer, you
                                           should contact such registered holder
                                           promptly and instruct such registered
                                           holder to tender on your behalf. If
                                           you wish to tender on your own
                                           behalf, you must, prior to completing
                                           and executing the letter of
                                           transmittal and delivering your
                                           private notes, either make
                                           appropriate arrangements to register
                                           ownership of the private notes in
                                           your name or obtain a properly
                                           completed bond power from the
                                           registered holder. The transfer of
                                           registered ownership may take
                                           considerable time and may not be able
                                           to be completed prior to the
                                           expiration date.

Guaranteed Delivery Procedures..........   If you wish to tender private notes
                                           and time will not permit the
                                           documents required by the letter of
                                           transmittal to reach the exchange
                                           agent prior to the expiration date,
                                           or the procedure for book-entry
                                           transfer cannot be completed on a
                                           timely basis, you must tender your
                                           private notes according to the
                                           guaranteed delivery procedures
                                           described under "The Exchange Offer -
                                           Guaranteed Delivery Procedures."

Acceptance of Private Notes and
Delivery of New Notes...................   Subject to the conditions described
                                           under "The Exchange Offer -
                                           Conditions," we will accept for
                                           exchange any and all private notes
                                           which are validly tendered in the
                                           exchange offer and not withdrawn,
                                           prior to 5:00 p.m., New York City
                                           time, on the expiration date.

Withdrawal Rights.......................   You may withdraw your tender of
                                           private notes at any time prior to
                                           5:00 p.m., New York City time, on the
                                           expiration date, subject to
                                           compliance with the procedures for
                                           withdrawal described in this
                                           prospectus under heading "The
                                           Exchange Offer - Withdrawal of
                                           Tenders."

Federal Income Tax Considerations.......   For a discussion of the material
                                           federal income tax considerations
                                           relating to the exchange of private
                                           notes for the new notes, see "Certain
                                           United States Federal Income Tax
                                           Considerations."

Exchange Agent..........................   The Bank of Nova Scotia Trust Company
                                           of New York, is serving as the
                                           exchange agent. The address,
                                           telephone number and facsimile number
                                           of the exchange agent are set forth
                                           in this prospectus under the heading
                                           "The Exchange Offer -- Exchange
                                           Agent."

Consequences of Failure to Exchange
Private Notes...........................   If you do not exchange private notes
                                           for new notes, you will continue to
                                           be subject to the restrictions on
                                           transfer provided in the private
                                           notes and in the indenture governing
                                           the private notes. In general, the
                                           unregistered private notes may not be
                                           offered or sold, unless they are
                                           registered under the Securities Act
                                           of 1933, except pursuant to an
                                           exemption from, or in a transaction
                                           not subject to, the Securities Act of
                                           1933 and applicable state securities
                                           laws.

                                           The New Notes

Securities offered......................   $250 million principal amount of
                                           7.875% Notes due 2012.

New Notes...............................   Payment of the principal and premium,
                                           if any, and interest on the new notes
                                           will be guaranteed by any of our
                                           subsidiaries that incur or guarantee
                                           indebtedness. These guarantees may
                                           terminate under certain conditions.
                                           Our subsidiaries initially providing
                                           guarantees, in the aggregate,
                                           accounted for in excess of 81% of our
                                           total assets at December 31, 2001 and
                                           71% of our total revenue for the six
                                           months then ended.

Interest................................   Interest will be payable on March 1
                                           and September 1 of each year,
                                           beginning September 1, 2002. Interest
                                           on the new notes will accrue from the
                                           last interest payment date on which
                                           interest was paid on the private
                                           notes exchanged for new notes or, if
                                           no interest has been paid on the
                                           private notes, from the issue date of
                                           the private notes, March 7, 2002.

Ranking.................................   The new notes will be senior
                                           unsecured obligations of CONSOL
                                           Energy and will rank equally with all
                                           its other unsecured and
                                           unsubordinated indebtedness.

                                           The guarantees will be senior
                                           unsecured obligations of each of the
                                           subsidiary guarantors and will rank
                                           equally with all other unsecured and
                                           unsubordinated indebtedness of the
                                           guarantors.

Optional Redemption.....................   We may redeem the new notes, in whole
                                           or in part, at our option, at any
                                           time, at a redemption price equal to
                                           the greater of (1) the principal
                                           amount being redeemed or (2) the sum
                                           of the present values of the
                                           remaining scheduled payments of
                                           principal of and interest on the new
                                           notes being redeemed, discounted to
                                           the redemption date on a semiannual
                                           basis (assuming a 360-day year
                                           consisting of twelve 30-day months)
                                           at the Treasury Rate (as defined)
                                           plus 45 basis points, plus, in each
                                           case, accrued and unpaid interest on
                                           the notes to the redemption date.


                              ------------------

     Our executive offices are located at 1800 Washington Road, Pittsburgh, PA 15241-1421, and our telephone number is (412) 831-4000. Our website address is www.consolenergy.com. The information on our website is not part of this prospectus.

                                   RISK FACTORS

     Investing in the notes will be subject to risks, including risks inherent in our business. The value of your investment may decline and could result in a loss. You should carefully consider the following factors as well as other information contained and incorporated by reference in this prospectus before deciding to invest in the notes.

     We cannot be certain that we will maintain our competitive position because coal and gas markets are highly competitive and are affected by factors beyond our control.

     We compete with coal producers in various regions of the United States for domestic sales, and we compete both with domestic and foreign coal producers for sales in international markets. Demand for our coal by our principal customers is affected by the price of competing coal and alternative fuel supplies, including nuclear, natural gas, oil and renewable energy sources, such as hydroelectric power. We sell coal to foreign electricity generators and to the more specialized metallurgical coal market, both of which are significantly affected by international demand and competition.

     Competition in the gas exploration and production industry as a whole is intense. In the gas industry, many of our competitors have financial, technological and other resources substantially greater than ours. These companies may be able to pay more for properties and may be able to identify, evaluate, bid for and purchase a greater number of properties and prospects than our resources permit. They also may be able to produce gas at lower costs than us.

     A significant decline in the prices we receive for our coal and gas could adversely affect our operating results and cash flows.

     Our results of operations are highly dependent upon the prices we receive for our coal and gas, which are closely linked to consumption patterns of the electric generation industry and certain industrial and residential patterns where gas is the principal fuel. For example, in calendar years 1998 and 1999, demand for coal decreased because of the warm winters in the northeastern United States. This resulted in increased inventories that caused pricing decreases in 1999. Substantially all of our natural gas production is sold at market sensitive prices. Prices for natural gas are subject to volatile trading patterns. Extended or substantial price declines for coal or gas would adversely affect our operating results for future periods and our ability to generate cash flows necessary to improve productivity and expand operations.

     We may not be able to produce sufficient amounts of coal to fulfill our customers' requirements, which could harm our customer relationships.

     We may not be able to produce sufficient amounts of coal to meet customer demand, including amounts that we are required to deliver under long-term contracts. Our inability to satisfy our contractual obligations could result in our customers initiating claims against us. Our inability to satisfy demand could otherwise harm our relationships with our customers.

     If the coal or gas industry experiences overcapacity in the future, our profitability could be impaired.

     During the mid-1970s and early 1980s, a growing coal market and increased demand for coal attracted new investors to the coal industry, spurred the development of new mines and resulted in added production capacity throughout the industry, all of which led to increased competition and lower coal prices. Increases in coal prices similarly could encourage the development of expanded capacity by new or existing coal producers. Any overcapacity could reduce coal prices in the future. Increased prices for gas typically stimulate additional exploration and often result in additional supplies brought to market. Increased gas supply could reduce gas prices in the future.

     If customers do not extend existing contracts or enter into new long-term contracts for coal, the stability and profitability of our operations could be affected.

     During the six months ended December 31, 2001, approximately 80% of the coal we produced was sold under contracts with terms of one year or more. The profitability of our long-term coal supply contracts depends on a variety of factors, which vary from contract to contract and fluctuate during the contract term, and includes our production costs and other factors. Price changes, if any, provided in long term supply contracts are not intended to reflect our cost increases, and therefore increases in our costs may reduce our profit margins. In addition, in periods of declining market prices, provisions for adjustment or renegotiation of prices and other provisions may increase our exposure to short-term coal price volatility. If a substantial portion of our long-term contracts are modified or terminated, we would be adversely affected to the extent that we are unable to find other customers at the same level of profitability. Although market prices for coal recently have increased, we cannot be certain that the current price levels in the coal market will continue. As a result, we cannot assure you that we will be able to obtain long-term agreements at favorable prices (compared to either market conditions, as they may change from time to time, or our cost structure) or that they will contribute to our profitability.

     We depend on two customers for a significant portion of our revenues and the loss of one or both of these customers could adversely affect us.

     During the six months ended December 31, 2001, American Electric Power and Allegheny Energy each accounted for approximately 14% of our total revenue from sales. Our business and operating results could be adversely affected if either one of these customers does not continue to purchase the same amount of coal and gas as it has purchased from us in the past or on terms, including pricing, it has under existing agreements.

     We may not be able to accomplish our acquisition strategy, which requires us to outbid competitors, obtain financing on acceptable terms and integrate acquired operations.

     We intend to pursue growth through acquisitions. The energy industry is a rapidly consolidating industry, with many companies seeking to consummate acquisitions and increase their market share. In this environment, we compete and will continue to compete with many other buyers for acquisitions. Some of those competitors may be able to outbid us for acquisitions because they have greater financial resources. As a result of these and other factors, future acquisitions may not be available to us on attractive terms. Our ability to consummate any acquisition will be subject to various conditions, including the negotiation of satisfactory agreements and obtaining necessary regulatory approvals and financing. Once any acquisition is completed, we may not be able to achieve expected operating benefits through cost reductions, increased efficiency and integration with our existing operations. As a result, our operating results may be adversely affected.

     Disputes with our customers concerning contracts can result in litigation, which could result in our paying substantial damages.

     From time to time, we have disputes with our customers over the provisions of long-term contracts relating to, among other things, coal quality, pricing and quantity. We may not be able to resolve any future disputes in a satisfactory manner, which could result in our paying substantial damages.

     Coal mining is subject to unexpected disruptions, which could cause our quarterly or annual results to deteriorate.

     Our coal mining operations are predominantly underground mines. These mines are subject to conditions or events beyond our control that could disrupt operations, affect production and the cost of mining at particular mines for varying lengths of time and have a significant impact on our operating results. These conditions or events have included:

     .    variations in thickness of the layer, or seam, of coal;

     . amounts of rock and other natural materials and other geological conditions;

     .    equipment replacement or repair;

     .    fires and other accidents; and

     .    weather conditions.

     For example, we encountered a sandstone intrusion in the coal seam at our Mine 84 in Pennsylvania. Because sandstone is harder than coal, mining advance rates slowed significantly at this mine. For fiscal year 2001, production at Mine 84 was 2.2 million tons, compared to 5.7 million tons for fiscal year 2000. Also, in June 1999, we were forced to temporarily seal our Loveridge Mine as a result of a fire.

     We face numerous uncertainties in estimating our economically recoverable coal and gas reserves, and inaccuracies in our estimates could result in lower than expected revenues, higher than expected costs and decreased profitability.

     There are numerous uncertainties inherent in estimating quantities and values of economically recoverable coal and gas reserves, including many factors beyond our control. As a result, estimates of economically recoverable coal and gas reserves are by their nature uncertain. Information about our reserves consists of estimates based on engineering, economic and geological data assembled and analyzed by our staff. Some of our gas reserves, but none of our coal reserves, have been reviewed by independent experts.

     Some of the factors and assumptions which impact economically recoverable reserve estimates include:

     .    geological conditions;

     . historical production from the area compared with production from other producing areas;

     .    the assumed effects of regulations and taxes by governmental agencies;

     .    assumptions governing future prices; and

     .    future operating costs.

Each of these factors may in fact vary considerably from the assumptions used in estimating reserves. For these reasons, estimates of the economically recoverable quantities of coal and gas attributable to a particular group of properties, and classifications of these reserves based on risk of recovery and estimates of future net cash flows, may vary substantially. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and these variances may be material. As a result, our estimates may not accurately reflect our actual reserves.

     The exploration for, and production of, gas is an uncertain process with many risks.

     The exploration for and production of gas involves numerous risks. The cost of drilling, completing and operating wells for coalbed methane or other gas is often uncertain, and a number of factors can delay or prevent drilling operations or production, including:

     .    unexpected drilling conditions;

     .    pressure or irregularities in formations;

     .    equipment failures or repairs;

     .    fires or other accidents;

     .    adverse weather conditions;

     .    pipeline ruptures or spills;

     .    compliance with governmental requirements; and

     . shortages or delays in the availability of drilling rigs and the delivery of equipment.

     Our future drilling activities may not be successful, and we cannot be sure that our drilling success rates will not decline. Unsuccessful drilling activities could result in higher costs without any corresponding revenues. Also, we may not be able to obtain any options or lease rights in potential drilling locations that we identify which, among other things, could prevent us from producing gas at potential drilling locations.

     Disruption of rail, barge and other systems which deliver our coal, or of pipeline systems which deliver our gas, could make our coal or gas less competitive.

     Coal producers depend upon rail, barge, trucking, overland conveyor and other systems to provide access to markets. Disruption of transportation services because of weather-related problems, strikes, lock-outs or other events could temporarily impair our ability to supply coal to customers and adversely affect our profitability. Transportation costs represent a significant portion of the delivered cost of coal and, as a result, the cost of delivery is a critical factor in a customer's purchasing decision. Increases in transportation costs could make our coal less competitive.

     The marketability of our gas production partly depends on the availability, proximity and capacity of pipeline systems owned by third parties. Unexpected changes in access to pipelines could adversely affect our operations.

     Government laws, regulations and other legal requirements relating to protection of the environment and health and safety matters increase our costs of doing business and may restrict our operations.

     We are subject to laws, regulations and other legal requirements enacted or adopted by federal, state and local, as well as foreign, authorities relating to protection of the environment and health and safety matters, including those legal requirements that govern discharges of substances into the air and water, the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites, groundwater quality and availability, plant and wildlife protection, reclamation and restoration of mining properties after mining is completed and control of surface subsidence from underground mining. Complying with these requirements, including the terms of our permits, has had, and will continue to have, a significant effect on our costs of operations and competitive position. In addition, we could incur substantial costs, including clean up costs, fines and civil or criminal sanctions and third party damage claims for personal injury, property damage, wrongful death, or exposure to hazardous substances, as a result of violations of or liabilities under environmental laws.

     For example, we incur and will continue to incur significant costs associated with the investigation and remediation of environmental contamination under the federal Comprehensive Environmental Response, Compensation, and Liability Act (Superfund) and similar state statutes and have been named as a potentially responsible party at Superfund sites in the past. Our costs for these matters, which currently relate predominantly to one site, could exceed our current accruals, which were $1.7 million at December 31, 2001. The discovery of additional contaminants or the imposition of additional clean-up obligations or other liabilities could result in substantially greater costs than we have estimated.

     We must obtain governmental permits and approvals for mining operations, which can be a costly and time consuming process and result in restrictions on our operations.

     Regulatory authorities exercise considerable discretion in the timing of permit issuance. Requirements imposed by these authorities may be costly and time-consuming and may result in delays in the commencement or continuation of exploration or production operations. For example, we often are required to prepare and present to federal, state and local authorities data pertaining to the effect or impact that proposed exploration for or production of coal may have on the environment. Further, private individuals and the public at large possess rights to comment on and otherwise engage in the permitting process, including through intervention in the courts. Accordingly, the permits we need may not be issued, or if issued, may not be issued in a timely fashion, or may involve requirements which restrict our ability to conduct our mining operations or to do so profitably.

     The characteristics of coal may make it difficult for coal users to comply with various environmental standards related to coal combustion. As a result, they may switch to other fuels, which would affect the volume of our sales.

     Coal contains impurities, including sulfur, mercury, chlorine and other regulated elements or compounds, many of which are released into the air when coal is burned. Stricter environmental regulations of emissions from coal-fired electric generating plants could increase the costs of using coal thereby, reducing demand for coal as a fuel source and the volume of our coal sales. Stricter regulations could make coal a less attractive fuel alternative in the planning and building of utility power plants in the future.

     For example, in order to meet the federal Clean Air Act limits for sulfur dioxide emissions from electric power plants, coal users may need to install scrubbers, use sulfur dioxide emission allowances (some of which they may purchase), blend high sulfur coal with low sulfur coal or switch to other fuels. Each option has limitations. Low sulfur coal may be more costly to purchase on an energy basis than higher sulfur coal depending on mining and transportation costs. The cost of installing scrubbers is significant and emission allowances may become more expensive as their availability declines. Switching to other fuels may require expensive modification of existing plants. Because higher sulfur coal currently accounts for a significant portion of our sales, the extent to which power generators switch to low-sulfur fuel could materially affect us if we cannot offset the cost of sulfur removal by lowering the costs of delivery of our higher sulfur coals on an energy equivalent basis.

     Other new and proposed reductions in emissions of mercury, nitrogen oxide, particulate matter or greenhouse gases may require the installation of additional costly control technology or the implementation of other measures, including switching to other fuels. These new and proposed reductions will make it more costly to operate coal-fired plants and could make coal a less attractive fuel alternative in the planning and building of utility power plants in the future. For example, the

Environmental Protection Agency would require reduction of nitrogen oxide emissions in 22 eastern states and the District of Columbia and of particulate matter emissions over the next several years. In addition, Congress and several states are now considering legislation to further control air emissions of multiple pollutants from electric generating facilities and other large emitters. To the extent that any new requirements affect our customers, this could adversely affect our operations and results.

     We have significant reclamation and mine closure obligations. If the assumptions underlying our accruals are materially inaccurate, we could be required to expend greater amounts than anticipated.

     The Surface Mining Control and Reclamation Act establishes operational, reclamation and closure standards for all aspects of surface mining as well as most aspects of deep mining. We accrue for the costs of current mine disturbance and of final mine closure, including the cost of treating mine water discharge where necessary. Estimates of our total reclamation and mine-closing liabilities, which are based upon permit requirements and our experience, were $396 million at December 31, 2001. These obligations are unfunded. If these accruals are insufficient or our liability in a particular year is greater than currently anticipated, our future operating results could be adversely affected.

     A recent court decision which extends prohibitions previously applicable only to surface mines to underground mines as well, could limit or even preclude our use of longwall mining and restrict the operations or require the closing of several of our underground mines.

     The United States District Court for the District of Columbia in Citizens Coal Council v. Norton and the National Mining Association held that the Surface Mining Control and Reclamation Act's prohibitions on surface coal mining within or nearby certain designated areas listed in Section 522(e) of the Act apply to underground mining beneath those areas as well. The Court's ruling overturned the Office of Surface Mining rule interpreting the Surface Mining Control and Reclamation Act, which confirmed that certain prohibitions on surface mining do not apply to underground mining. These prohibitions would affect a number of our underground mines and particularly mines employing longwall mining. Future longwall mining of some of our coal reserves may no longer be economically feasible because the large, contiguous coal reserves needed to perform longwall mining would be continually interrupted by the blocks of coal required to be left in place to protect designated areas. The National Mining Association, the Department of Interior and Office of Surface Mining have filed a motion to stay the decision.

     Federal, state and local authorities extensively regulate our gas production activities.

     The gas industry is subject to extensive legislation and regulation, which is under constant review for amendment or expansion. Any changes may affect, among other things, the pricing or marketing of gas production. State and local authorities regulate various aspects of gas drilling and production activities, including the drilling of wells (through permit and bonding requirements), the spacing of wells, the unitization or pooling, of gas properties, environmental matters, safety standards, market sharing and well site restoration. If we fail to comply with statutes and regulations, we may be subject to substantial penalties, which would decrease our profitability.

     Deregulation of the electric utility industry could have unanticipated effects on our industry.

     Deregulation of the electric utility industry will enable purchasers of electricity to shop for the lowest cost suppliers. If our electric power generator customers become more sensitive to long-term price or quantity commitments in a more competitive environment, it may be more difficult for us to enter into long-term contracts with these customers. A substantial decrease in the amount of coal sold by us under long-term contracts could subject our revenue stream to increased volatility and may adversely affect our profitability. Deregulation of the power industry may have other consequences for our industry, such as efforts to reduce coal prices, which may have a negative effect on our operating results.

     The passage of legislation responsive to the Framework Convention on Global Climate Change or similar governmental initiatives could result in restrictions on coal use.

     The United States and more than 160 other nations are signatories to the 1992 Framework Convention on Global Climate Change which is intended to limit or capture emissions of greenhouse gases, such as carbon dioxide. In December 1997, in Kyoto, Japan, the signatories to the convention established a binding set of emissions targets for developed nations. Although the specific emissions targets vary from country to country, the United States would be required to reduce emissions to 93% of 1990 levels over a five-year budget period from 2008 through 2012. The United States is not expected to ratify the emissions targets. However, if this or other comprehensive legislation focusing on greenhouse gas emissions is enacted by the United States, it would have the effect of restricting the use of coal. Other efforts to reduce emissions of greenhouse gases and federal initiatives to encourage the use of natural gas also may affect the use of coal as an energy source.

     We are subject to the federal Clean Water Act and similar state laws which impose treatment, monitoring and reporting obligations.

     The federal Clean Water Act and corresponding state laws affect coal mining operations by imposing restrictions on discharges into regulated waters.
Permits requiring regular monitoring and compliance with effluent limitations and reporting requirements govern the discharge of pollutants into regulated waters. We believe that we have obtained all permits required under the Clean Water Act and corresponding state laws and are in substantial compliance with such permits. However, there can be no assurance that new requirements under the Clean Water Act and corresponding state laws will not cause us to incur significant additional costs that adversely affect our operating results.

     We have significant obligations for long-term employee benefits for which we accrue based upon assumptions which, if inaccurate, could result in our being required to expend greater amounts than anticipated.

     We provide various long-term employee benefits to inactive and retired employees. We accrue amounts for these obligations. At December 31, 2001, the current and non-current portions of these obligations included:

     .    post retirement medical and life insurance ($1.4 billion);

     .    coal workers' black lung benefits ($460 million); and

     .    workers' compensation ($322 million).

These obligations have been estimated based on assumptions, which are described in the notes to our consolidated financial statements. However, if our assumptions are inaccurate, we could be required to expend greater amounts than anticipated. These obligations are partially funded, except for worker's compensation, which is unfunded. In addition, several states in which we operate consider changes in workers' compensation laws from time to time. Such changes, if enacted, could adversely affect us.

     New regulations have expanded the definition of black lung disease and generally made it easier for claimants to assert and prosecute claims, which could increase our exposure to black lung benefits liabilities.

     In January 2001, the United States Department of Labor amended the regulations implementing the federal black lung laws to give greater weight to the opinion of a claimant's treating physician, expand the definition of black lung disease and limit the amount of medical evidence that can be submitted by claimants and respondents. The amendments also alter administrative procedures for the adjudication of claims, which, according to the Department of Labor, results in streamlined procedures that are less formal, less adversarial and easier for participants to understand. These and other changes to the federal black lung regulations could significantly increase our exposure to black lung benefits liabilities.

     In recent years, legislation on black lung reform has been introduced but not enacted in Congress. It is possible that this legislation will be reintroduced for consideration by Congress. If any of the proposals included in this or similar legislation is passed, the number of claimants who are awarded benefits could significantly increase. Any such changes in black lung legislation, if approved, may adversely effect our business, financial condition and results of operations.

     Fairmont Supply Company, our subsidiary, is a co-defendant in various asbestos litigation cases which allege that Fairmont distributed industrial supply products containing asbestos. To date, payments by Fairmont with respect to asbestos cases have not been material. However, there cannot be any assurance that payments in the future with respect to asbestos cases will not be material.

     One of our subsidiaries, Fairmont Supply Company, which distributes industrial supplies, currently is named as a defendant in asbestos cases in state courts in Pennsylvania, Ohio, West Virginia and Mississippi. Because a very small percentage of products manufactured by third parties and supplied by Fairmont in the past may have contained asbestos and many of the pending claims are part of mass complaints filed by hundreds of plaintiffs against a hundred or more defendants, it has been difficult for Fairmont to determine how many of the cases actually involve valid claims or plaintiffs who were actually exposed to asbestos-containing products supplied by Fairmont. In addition, while Fairmont may be entitled to indemnity or contribution in certain jurisdictions from manufacturers of identified products, the availability of such indemnity or contribution is unclear at this time and, in recent years, some of the manufacturers named as defendants in these actions have sought protection from these claims under bankruptcy laws. Fairmont has no insurance coverage with respect to these asbestos cases. To date, payments by Fairmont with respect to asbestos cases have not been material. However, there cannot be any assurance that payments in the future with respect to pending or future asbestos cases will not be material. Fairmont is one of the guarantors of the notes.

     We have been informed by insurance companies that unless provided with collateral they no longer will issue surety bonds that we and other coal mining companies are required by law to obtain.

     Various federal or state laws and regulations require us to obtain surety bonds or to provide other assurance of payment for certain of our long-term liabilities including mine closure or reclamation costs, workers' compensation and other post employment benefits. We, along with other participants in the coal industry, have been informed by the insurance companies that they no longer will provide surety bonds for workers compensation and other post employment benefits without collateral. Although it may be possible to satisfy our obligations under these statutes and regulations, or it may be possible to satisfy the insurance companies request for collateral, by providing letters of credit or other assurances of payment, we cannot be certain that we can obtain these or that they would not be significantly more costly than surety bonds have been or otherwise impose restrictions on us.

     If the guarantees are released, the notes will be our obligations exclusively and our ability to service the notes will depend upon us receiving distributions or similar payments from our subsidiaries through which we conduct our operations.

     Generally, creditors of our subsidiaries will have claims to their assets and earnings that are superior to the claims of creditors of CONSOL Energy, except to the extent these creditors' claims are guaranteed by our subsidiaries. The indenture provides for the release of guarantees of the notes by our subsidiaries, including if guarantees of our bank borrowings are released and such subsidiaries have no other indebtedness, as defined in the indenture. Because substantially all of our operations are conducted through subsidiaries, our cash flow and therefore our ability to service debt, including the notes, primarily would depend upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us. Our subsidiaries are separate and distinct legal entities and, except as provided by the guarantees have no obligation to pay any amounts due or to make any funds available to us to repay our obligations, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, will be contingent upon the earnings of those subsidiaries and subject to various business considerations.

     Guarantees may not be enforceable because of fraudulent conveyance laws.

     The obligation of each of the guarantors of the notes may be subject to review under state, federal or foreign fraudulent conveyance or transfer laws. Under state and federal laws, if a court, in a lawsuit by an unpaid creditor or representative of creditors of a guarantor, such as a trustee in bankruptcy or such guarantor debtor-in-possession, were to find that, at the time such obligation was incurred, such guarantor, among other things:

     . did not receive fair consideration or reasonably equivalent value therefore; and

     .    either

          .    was insolvent;

          .    was rendered insolvent;

          . was engaged in a business or transaction for which its assets constituted unreasonably small capital; or

          . intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured;

a court could void such guarantor's obligation under its guarantee, and direct the return of any payments made under the guarantee to such guarantor or to a fund for the benefit of its creditors.

     Moreover, regardless of the factors identified above, such court could void such obligation, and direct such repayment, if it found that the obligation was incurred with the intent to hinder, delay, or defraud such guarantor's creditors. In that event, the holder of the notes would have to look for payment from other guarantors whose guarantee obligations had not been voided.

     The measure of insolvency for purposes of the above will vary depending upon the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent:

     . if the sum of its debts is greater than the fair value of all of its property;

     . if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and mature; or

     .    it could not pay its debts as they become due.

     There is currently no active trading market for the notes. If an active trading market does not develop for these notes, you may not be able to resell them.

     No active trading market currently exists for the notes and none may develop. The notes will not be listed on any securities exchange. The trading price may depend upon prevailing interest rates, the market for similar securities, and other factors, including general economic conditions and our financial condition, performance and prospects. If an active trading market does not develop, you may not be able to resell your notes at their fair market value or at all.

     If you do not properly tender private notes for new notes, you will continue to hold unregistered notes which are subject to transfer restrictions.

     We will only issue new notes for private notes that are timely received by the exchange agent together with all required documents. Therefore, you should allow sufficient time to ensure timely delivery of the private notes and you should carefully follow the instructions on how to tender your private notes set forth under "The Exchange Offer---Procedures for Tendering" and in the letter of transmittal that you will receive with this prospectus. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the private notes. If you do not tender private notes or if we do not accept your private notes because you did not tender your private notes properly, then you will continue to hold private notes that are subject to the existing transfer restrictions. In addition, if you tender private notes for the purpose of participating in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale of the new notes. If you continue to hold any private notes after the exchange offer is completed, you may have difficulty selling them because of the restrictions on transfer and because there will be fewer private notes outstanding.

                              THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

     We issued the private notes on March 7, 2002 to Salomon Smith Barney, Dresdner Kleinwort Wasserstein, Mellon Financial Markets, LLC, PNC Capital Markets, Inc., Scotia Capital, Australia and New Zealand Banking Group Limited, and NatCity Investments, Inc., the initial purchasers. The initial purchasers subsequently sold the private notes to "qualified institutional buyers", as defined in Rule 144A under the Securities Act of 1933, in reliance on Rule 144A, and outside the United States under Regulation S under the Securities Act of 1933. In connection with the sale of the private notes, we and the initial purchasers entered into a registration rights agreement in which we agreed to:

     . file a registration statement with respect to the new notes no later than 90 days after the initial issuance of the private notes;

     . cause the registration statement to become effective no later than 180 days after the initial issuance of the private notes; and

     . complete the exchange offer and issue the new notes no later than 225 days after the initial issuance of the private notes.

     Upon the effectiveness of the registration statement, we will offer the new notes in exchange for the private notes. We filed a copy of the registration rights agreement as an exhibit to the registration statement.

     Under existing interpretations of the Securities Act of 1933 by the staff of the Securities and Exchange Commission contained in several no-action letters to third parties, we believe that the new notes will generally be freely transferable by holders who have validly participated in the exchange offer without further registration under the Securities Act of 1933 (assuming the truth of certain representations required to be made by each holder of notes, as set forth below). For additional information on the staff's position, we refer you to the following no-action letters: Exxon Capital Holdings Corporation, available April 13, 1988; Morgan Stanley & Co. Incorporated, available June 5, 1991; and Shearman & Sterling, available July 2, 1993. However, any purchaser of private notes who is one of our "affiliates" or who intends to participate in the exchange offer for the purpose of distributing the new notes or who is a broker-dealer who purchased private notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933:

     .    will not be able to tender its private notes in the exchange offer;

     . will not be able to rely on the interpretations of the staff of the Securities and Exchange Commission; and

     . must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any sale or transfer of the private notes unless such sale or transfer is made pursuant to an exemption from these requirements.

     If you wish to exchange private notes for new notes in the exchange offer, you will be required to make representations in a letter of transmittal which accompanies this prospectus, including that:

     . you are not our "affiliate" (as defined in Rule 405 under the Securities Act of 1933);

     . any new notes to be received by you will be acquired in the ordinary course of your business;

     . you have no arrangement or understanding with any person to participate in the distribution of the new notes in violation of the provisions of the Securities Act of 1933;

     . if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of new notes; and

     . if you are a broker-dealer, you acquired the private notes for your own account as a result of market-making or other trading activities (and as such, you are a "participating broker-dealer"), you have not entered into any arrangement or understanding with CONSOL Energy or an affiliate of CONSOL Energy to distribute the new notes and you will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of the new notes.

     Rule 405 under the Securities Act of 1933 provides that an "affiliate" of, or person "affiliated" with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the person specified.

     The Securities and Exchange Commission has taken the position that participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and accordingly may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements, to use the prospectus contained in the exchange offer registration statement in connection with the resale of the new notes for a period of one year from the issuance of the new notes.

     Under the registration rights agreement, our obligations to register the new notes will terminate upon the completion of the exchange offer. However, the Securities and Exchange Commission interpretations referred to above may be subject to change, hindering our ability to complete the exchange offer. In the event that:

     . any change in the law or applicable interpretations of the staff of the Securities and Exchange Commission do not permit us to effect the exchange offer;

     . for any other reason the registration statement is not declared effective within 180 days after the date of the original issuance of the private notes or the exchange offer is not consummated within 225 days after the original issuance of the private notes;

     . any initial purchaser so requests with respect to private notes not eligible to be exchanged for new notes in the exchange offer and that are held by it following consummation of the exchange offer;

     . any holder of private notes (other than an initial purchaser) is not eligible to participate in the exchange offer or does not receive freely tradeable new notes in the exchange offer other than by reason of such holder being our affiliate; or

     . in the case of any initial purchaser that participates in the exchange offer or acquires new notes from an initial purchaser under a shelf registration statement, such initial purchaser does not receive freely tradable new notes in exchange for notes constituting any portion of an unsold allotment (it being understood that the requirement that a participating broker-dealer deliver the prospectus contained in the registration statement in connection with sales of new notes shall not result in such new notes being not "freely tradeable")

then, we will, at our cost:

     . as promptly as practicable, file a shelf registration statement covering resales of the private notes or the new notes, as the case may be;

     . cause the shelf registration statement to be declared effective under the Securities Act of 1933; and

     . use our best efforts to keep the shelf registration statement effective up to two years from the date of the original issuance of the private notes.

     However, if the exchange offer registration statement becomes effective after 180 days from the date of the original issuance of the private notes and the exchange offer is consummated within 30 days of the effective date of the exchange offer registration statement, then the obligation to effect and maintain the effectiveness of the shelf registration will terminate. If we file a shelf registration statement, we will provide you copies of the prospectus which is a part of the shelf registration statement, notify you when the shelf registration statement for the private notes has become effective and take other actions as are required to permit unrestricted resales of the private notes. A holder of private notes that sells the private notes pursuant to the shelf registration statement generally will be:

     . required to be named as a selling security holder in the related prospectus and deliver a prospectus to purchasers;

     . subject to certain of the civil liability provisions under the Securities Act of 1933 in connection with the sales; and

     . bound by the provisions of the registration rights agreement which are applicable to such a holder, including indemnification obligations.

     In addition, each holder of the private notes will be required to deliver information to be used in connection with the shelf registration statement and to provide any comments on the shelf registration statement within the time periods described in the registration rights agreement in order to have their private notes included in the shelf registration statement and to benefit from the provisions regarding liquidated damages described below.

     If any of the following (each, a "registration default") occurs:

     . on or prior to the 90th day following the date of original issuance of the private notes, neither the exchange offer registration statement nor the shelf registration statement has been filed with the Securities and Exchange Commission;

     . on or prior to the 180th day following the date of original issuance of the private notes, neither the exchange offer registration statement nor the shelf registration statement has been declared effective;

     . on or prior to the 225th day following the date of original issuance of the private notes, neither the registered exchange offer has been consummated nor the shelf registration statement has been declared effective; or

     . after either the exchange offer registration statement or the shelf registration statement has been declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of private notes or new notes in accordance with and during the periods specified in the registration rights Agreement, the interest rate borne by the private notes will be increased by 0.25% per annum upon the occurrence of a registration default. This rate will be 0.25% per annum for each 90 day period that the liquidated damages (as defined below) continue to accrue under any such circumstance. However, the maximum total increase in the interest rate will in no event exceed one half of one percent (0.50%) per annum. We refer to this increase in the interest rate on the private notes as "liquidated damages." Such interest is payable in addition to any other interest payable from time to time with respect to the private notes and the new notes in cash on each interest payment date to the holders of record for such interest payment date. After a registration default is cured, the accrual of liquidated damages will stop and the interest rate will revert to the original rate.

Terms of the Exchange Offer

     This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange all private notes which are properly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on the expiration date. After authentication of the new notes by the trustee or an authentication agent, we will issue and deliver $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding private notes accepted in the exchange offer. Holders may tender some or all of their private notes in the exchange offer in denominations of $1,000 and integral multiples thereof.

     The form and terms of the new notes are identical in all material respects to the form and terms of the private notes, except that:

          (1) the offering of the new notes has been registered under the Securities Act of 1933;

          (2) the new notes generally will not be subject to transfer restrictions or have registration rights; and

          (3) certain provisions relating to liquidated damages on the private notes provided for under certain circumstances will be eliminated.

     The new notes will evidence the same debt as the private notes. The new notes will be issued under and entitled to the benefits of the indenture.

     As of the date of this prospectus, $250 million aggregate principal amount of the private notes is outstanding. In connection with the issuance of the private notes, we made arrangements for the private notes to be issued and transferable in book-entry form through the facilities of the Depository Trust Company acting as a depositary. The new notes will also be issuable and transferable in book-entry form through the Depository Trust Company.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of private notes being tendered. However, our obligation to accept private notes for exchange pursuant to the exchange offer is subject to certain customary conditions that we describe under "-- Conditions" below.

     Holders who tender private notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of private notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "--Solicitation of Tenders; Fees and Expenses" for more detailed information regarding the expenses of the exchange offer.

     By executing or otherwise becoming bound by the letter of transmittal, you will be making the representations described under "--Procedures for Tendering" below.

Expiration Date; Extensions; Amendments

     The term "expiration date" will mean 5:00 p.m., New York City time, on July 16, 2002, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" will mean the latest date and time to which we extend the exchange offer.

     To extend the exchange offer, we will:

     .    notify the exchange agent of any extension orally or in writing; and

     . notify the registered holders of the private notes by means of a press release or other public announcement, each before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     We reserve the right, in our reasonable discretion:

     .    to delay accepting any private notes;

     .    to extend the exchange offer; or

     . if any conditions listed below under "--Conditions" are not satisfied, to terminate the exchange offer by giving oral or written notice of the delay, extension or termination to the exchange agent.

     We will follow any delay in acceptance, extension or termination as promptly as practicable by oral or written notice to the registered holders. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders.

Interest on the New Notes

     Interest on the new notes will accrue from the last interest payment date on which interest was paid on the private notes surrendered in exchange for new notes or, if no interest has been paid on the private notes, from the issue date of the private notes, March 7, 2002. Interest on the new notes will be payable semi-annually on March 1 and September 1 of each year, commencing September 1, 2002.

Procedures for Tendering

     You may tender your private notes in the exchange offer only if you are a registered holder of private notes. To tender in the exchange offer, you must:

     . complete, sign and date the letter of transmittal or a facsimile the letter of transmittal;

     . have the signatures thereof guaranteed if required by the letter of transmittal; and

     . mail or otherwise deliver the letter of transmittal or such facsimile to the exchange agent, at the address listed below under "--Exchange Agent" for receipt prior to the expiration date.

     In addition, either:

     . the exchange agent must receive certificates for the private notes along with the letter of transmittal into its account at the Depository Trust Company pursuant to the procedure described under "--Book-Entry Transfer" before the expiration date;

      . the exchange agent must receive a timely confirmation of a book-entry transfer, if the procedure is available, into its account at the Depository Trust Company pursuant to the procedure described under "-- Book-Entry Transfer" before the expiration date; or

      . you must comply with the procedures described under "Guaranteed Delivery Procedures."

      Your tender, if not withdrawn before the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

      The method of delivery of private notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that, instead of delivery by mail, you use an overnight or hand delivery service. In all cases, you should allow sufficient time to ensure delivery to the exchange agent prior to the expiration date. You should not send letters of transmittal or private notes to us. You may request that your respective brokers, dealers, commercial banks, trust companies or nominees effect the transactions described above for you.

      If you are a beneficial owner whose private notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your private notes, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, prior to completing and executing the letter of transmittal and delivering your private notes, you must either:

      . make appropriate arrangements to register ownership of your private notes in your name; or

      .   obtain a properly completed bond power from the registered holder.

      The transfer of record ownership may take considerable time unless private notes are tendered

      . by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instruction" on the letter of transmittal; or

      .   for the account of an "Eligible Institution" which is either:

               a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

               a commercial bank or trust company located or having an office or correspondent in the United States; or

               otherwise an "eligible guarantor institution" within meaning of
                      Rule 17Ad-15 under the Securities Exchange Act of 1934,

an Eligible Institution must guarantee the signatures on a letter of transmittal or a notice of withdrawal described below under "--Withdrawal of Tenders."

      If the letter of transmittal is signed by a person other than the registered holder, such private notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the private notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the private notes.

      If the letter of transmittal or any private notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, they must submit evidence satisfactory to us of their authority to so act with the letter of transmittal.

     The letter of transmittal will include representations to our company that, among other things:

     (1) the new notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder;

     (2) neither the holder nor any such other person is engaged in, intends to engage in or has any arrangement or understanding with any person to participate in the distribution of such new notes;

     (3) neither the holder nor any such other person is our "affiliate," as defined in Rule 405 under the Securities Act of 1933; and

     (4) if the tendering holder is a broker or dealer as defined in the Securities Exchange Act of 1934, then it acquired the private notes for its own account as a result of market-making activities or other trading activities; and

             it has not entered into any arrangement or understanding with our company or any "affiliate" of CONSOL Energy within the meaning of Rule 405 under the Securities Act of 1933 to distribute the new notes to be received in the exchange offer.

     In the case of a broker-dealer that receives new notes for its own account in exchange for private notes which were acquired by it as a result of market-making or other trading activities, the letter of transmittal will also include an acknowledgment that the broker-dealer will deliver a copy of this prospectus in connection with the resale by it of new notes received pursuant to the exchange offer. However, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. See "Plan of Distribution."

You should note that:

     . All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered private notes will be determined by us in our sole discretion, which determination will be final and binding;

     . We reserve the absolute right to reject any and all private notes not properly tendered or any private notes the acceptance of which would, in our judgment or the judgment of our counsel, be unlawful;

     . We also reserve the absolute right to waive any irregularities or conditions of tender as to particular private notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of private notes must be cured within such time as we shall determine;

     . Although we intend to notify holders of defects or irregularities with respect to any tender of private notes, neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to tenders of private notes, nor shall any of them incur any liability for failure to give such notification; and

     . Tenders of private notes will not be deemed to have been made until such irregularities have been cured or waived. Any private notes received by the exchange agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the exchange agent to the tendering holder unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Book-Entry Transfer

     The exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the private notes at the Depository Trust Company for the purpose of facilitating the exchange offer.
Any financial institution that is a participant in the Depository Trust Company's system may make book-entry delivery of private notes by causing the Depository Trust Company to transfer such private notes into the exchange agent's account with respect to the private notes in accordance with the Depository Trust Company's Automated Tender Offer Program procedures for such transfer. However, the exchange for the private notes so tendered will only be made after timely confirmation of such book-entry transfer of private notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by the Depository Trust Company and received by the exchange agent and forming a part of the confirmation of a book-entry transfer, which states that the Depository Trust Company has received an express acknowledgment from a participant that is tendering private notes that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against the participant.

     Although delivery of private notes may be effected through book-entry transfer into the exchange agent's account at the Depository Trust Company, you must transmit and the exchange agent must receive, the letter of transmittal (or facsimile thereof) properly completed and duly executed with any required signature guarantee and all other required documents prior to the expiration date, or you must comply with the guaranteed delivery procedures described below. Delivery of documents to the Depository Trust Company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

     If you wish to tender your private notes but your private notes are not immediately available, or time will not permit your private notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may effect a tender if:

           (1) the tender is made through an Eligible Institution;

           (2) prior to the expiration date, the exchange agent receives from such Eligible Institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmittal, mail or hand delivery

               . stating the name and address of the holder, the certificate number or numbers of such holder's private notes and the principal amount of such private notes tendered;

               .  stating that the tender is being made thereby; and

               . guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or a facsimile thereof, together with the certificate(s) representing the private notes to be tendered in proper form for transfer, or confirmation of a book-entry transfer into the exchange agent's account at the Depository Trust Company of private notes delivered electronically, and any other documents required by the letter of transmittal, will be deposited by the Eligible Institution with the exchange agent; and

           (3) such properly completed and executed letter of transmittal, or a facsimile thereof, together with the certificate(s) representing all tendered private notes in proper form for transfer, or confirmation of a book-entry transfer into the exchange agent's account at the Depository Trust Company of private notes delivered electronically and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

     Upon request,the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your private notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

     Except as otherwise provided in this prospectus, you may withdraw tenders of private notes at any time prior to the expiration date.

     For a withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth this prospectus prior to the expiration date. Any such notice of withdrawal must:

     . specify the name of the person who deposited the private notes to be withdrawn;

     . identify the private notes to be withdrawn,including the certificate number or number and principal amount of such private notes or,in the case of private notes transferred by book-entry transfer,the name and number of the account at the Depository Trust Company to be credited; and

     . be signed in the same manner as the original signature on the letter of transmittal by which such private notes were tendered, including any required signature guarantee.

     We will determine in our sole discretion all questions as to the validity,form and eligibility,including time of receipt,of such withdrawal notices,and our determination shall be final and binding on all parties. We will not deem any properly withdrawn private notes to have been validly tendered for purposes of the exchange offer,and we will not issue new notes with respect those private notes unless you validly retender the withdrawn private notes.You may retender properly withdrawn private notes following one of the procedures described above under "Procedures for Tendering" at any time prior to the expiration date.

Conditions

     Notwithstanding any other term of the exchange offer,we will not be required to accept for exchange,or exchange the new notes for,any private notes,and may terminate the exchange offer as provided in this prospectus before the acceptance of the private notes, if:

     (1) the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Securities and Exchange Commission;

         (2) an action or proceeding has been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer;

         (3) a material adverse development shall have occurred in any existing action or proceeding with respect to us; or

         (4) all governmental approvals which we deem necessary for the completion of the exchange offer have not been obtained.

         If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

         . refuse to accept any private notes and return all tendered private notes to you;

         . extend the exchange offer and retain all private notes tendered before the exchange offer expires, subject, however,to your rights to withdraw the private notes; or

         . waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered private notes that have not been withdrawn.

         If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the private notes.

Exchange Agent

         We have appointed The Bank of Nova Scotia Trust Company of New York, the trustee under the indenture, as exchange agent for the exchange offer. You should send all executed letters of transmittal to the exchange agent at one of the addresses set forth below. In such capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of directions of our company. You should direct questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal and requests for a notice of guaranteed delivery to the exchange agent addressed as follows:


                      By Mail,Hand or Overnight Delivery

               The Bank of Nova Scotia Trust Company of New York
                       One Liberty Plaza, 23/rd/ Floor
                                 New York, NY 10006

                   By Facsimile(For Eligible Institutions Only):

                              Facsimile: (212) 225-5436
                                Attention: Exchanges
                      Confirm by Telephone:  (212) 225-5427

         Delivery to an address or facsimile number other than those listed above will not constitute a valid delivery.

         The trustee does not assume any responsibility for and makes no representation as to the validity or adequacy of this prospectus or the notes.

Solicitation of Tenders; Fees And Expenses

         We will pay all expenses of soliciting tenders pursuant to the exchange offer. We are making the principal solicitation by mail. Our officers and regular employees may make additional solicitations in person or by telephone or telecopier.

         We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection therewith.

         We also may pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the private notes and in handling or forwarding tenders for exchange.

         We will pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees and printing costs.

         We will pay all transfer taxes, if any, applicable to the exchange of private notes pursuant to the exchange offer. If, however, certificates representing new notes or private notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the private notes tendered, or if tendered private notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of private notes pursuant to the exchange offer,then the amount of any such transfer taxes,whether imposed on the registered holder or any other persons,will be payable by the tendering holder.If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed by us directly to such tendering holder.

Consequences of Failure to Exchange

         Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take. Private notes that are not exchanged for new notes pursuant to the exchange offer will remain restricted securities. Accordingly, those private notes may be resold only:

         . to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A under the Securities Act of 1933;

         . in a transaction meeting the requirements of Rule 144 under the Securities Act of 1933;

         . outside the United States to a foreign person in a transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act of 1933;

         . in accordance with another exemption from the registration requirements of the Securities Act of 1933 and based upon an opinion of counsel if we so request;

         .    to us; or

         .    pursuant to an effective registration statement.

         In each case, the private notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

                             DESCRIPTION OF NOTES

     The private notes were issued and the new notes will be issued under an indenture, dated as of March 7, 2002, as supplemented by a supplemental indenture, dated March 7, 2002, among us, the Guarantor Subsidiaries named in the indenture and The Bank of Nova Scotia Trust Company of New York, as trustee. Unless otherwise stated or the context otherwise requires references in this section to the "indenture" are to the indenture as so supplemented and references to the "notes" are references to the private notes and the new notes. A copy of the indenture has been filed as an exhibit to, or incorporated by reference into, the registration statement that includes this prospectus. The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

     The following discussion summarizes the material provisions of the indenture under which the private notes were and the new notes will be issued. Because this is only a summary, it is not complete and does not describe every aspect of the notes and the indenture. Whenever there is a reference to particular defined terms of the indenture, the defined terms are incorporated by reference, and the statement is qualified in its entirety by that reference. Capitalized terms are terms that are defined in the indenture.

     A copy of the form of the indenture can be obtained by following the instructions under the headings "Where You Can Find More Information" and "Documents Incorporated by Reference." You should read the indenture because it, and not this description, defines your rights as holders of the notes.

General Terms of the Notes

     The new notes will be our direct, unsecured and unsubordinated obligations and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. The new notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue under it and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series.

     The new notes will have the benefit of guarantees from our Guarantor Subsidiaries. The guarantees, however, are unsecured and, accordingly, will be effectively subordinated to any secured debt of the Guarantor Subsidiaries. As of December 31, 2001, giving pro forma effect to the application of the net proceeds of the offering of the private notes, the Guarantor Subsidiaries would have had $12.5 million in capital lease obligations, and no other secured indebtedness outstanding. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available to us, whether by dividends, loans or other payments, other than as expressly provided in the guarantees. The payment of dividends or the making of loans and advances to us by our subsidiaries may be subject to contractual, statutory or regulatory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

     The notes originally were issued in the aggregate principal amount of $250,000,000. We may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue notes having the same ranking and the same interest rate, maturity and other terms as the notes. Any additional notes having such similar terms, together with the applicable notes, will constitute a single series of notes under the indenture.

     The notes bear interest at 7.875% per annum from March 7, 2002, payable semi-annually on March 1 and September 1 of each year, commencing September 1, 2002, to the persons in whose names the notes were registered at the close of business on the next preceding February 15 and August 15, respectively. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. The notes will mature on March 1, 2012. Principal and interest will be payable, and the notes will be transferable or exchangeable, at the office or offices or agency maintained by us for this purpose. Payment of interest on the notes may be made at our option by check mailed to the registered holders.

     Any payment otherwise required to be made in respect of the notes on a date that is not a business day for the notes may be made on the next succeeding business day with the same force and effect as if made on that date. No additional interest will accrue as a result of a delayed payment. A business day is defined in the indenture as a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

     The notes will be issued only in fully registered form without coupons in denominations of $1,000 and any whole multiple of $1,000. No service charge will be made for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

     The notes will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company. Except as described under "- -Global Notes and Book Entry System" below, the notes will not be issuable in certificated form.

Guarantees

     Payment of the principal of, premium, if any, and interest, on the new notes will be fully and unconditionally guaranteed, jointly and severally, on an unsecured unsubordinated basis by each Guarantor Subsidiary. Each guarantee will be an unsecured unsubordinated obligation of the Guarantor Subsidiary issuing that guarantee, ranking equal in right of payment with all existing and future unsecured unsubordinated indebtedness of that Guarantor Subsidiary.

     The indenture provides that in the event any guarantee would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the Guarantor Subsidiary under that guarantee will be reduced to the maximum amount, after giving effect to all other contingent and other liabilities of that guarantor, permissible under the applicable fraudulent conveyance or similar law. If any Guarantor Subsidiary makes a payment under its guarantee, that Guarantor Subsidiary will be entitled to a contribution from us and each other Guarantor Subsidiary in a pro rata amount based on the respective net worth of us and each Guarantor Subsidiary at the time of that payment.

     The indenture provides that, unless a Guarantor Subsidiary is released from its guarantee of the notes as described in the next succeeding paragraph, no Guarantor Subsidiary may consolidate or merge with or into (whether or not that Guarantor Subsidiary is the surviving person) another person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to another person unless the person formed by or surviving such consolidation or merger (if other than such Guarantor Subsidiary) or the acquiring person assumes all the obligations of such Guarantor Subsidiary under the indenture and the notes pursuant to a supplemental indenture, in a form reasonably satisfactory to the trustee. The foregoing does not prohibit a merger between Guarantor Subsidiaries or a merger between CONSOL Energy and a Guarantor Subsidiary.

     At any time any Guarantor Subsidiary has no Guarantees or Indebtedness outstanding, such Guarantor Subsidiary will be released, at the option of CONSOL Energy, from all its obligations under its guarantee of the notes.

     The Guarantor Subsidiaries, in the aggregate, accounted for in excess of 81% of our total assets at December 31, 2001 and 71% of our total revenues for the six months then ended. The Guarantor Subsidiaries are: Conrhein Coal Company, Consolidation Coal Company, Consolidation Coal Sales Company, CONSOL Financial Inc., CONSOL of Kentucky, Consol Pennsylvania Coal Company, Eighty-Four Mining Company, Fairmont Supply Company, IC Coal Inc., Island Creek Coal Company, McElroy Coal Company and Rochester & Pittsburgh Coal Company.

Optional Redemption

     The notes may be redeemed, in whole or in part, at our option, at any time or from time to time. The redemption price for the notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

     . 100% of the principal amount of the notes being redeemed on the redemption date; or

     . the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis at the Treasury Rate (as defined below), plus 45 basis points, as determined by the Reference Treasury Dealer (as defined below), plus, in each case, accrued and unpaid interest on the notes to the redemption date.

Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

     We will mail notice of any redemption at least 30 days, but not more than 60 days, before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt notes of comparable maturity to the remaining term of the notes.

     "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

     "Reference Treasury Dealer" means (A) Salomon Smith Barney Inc., the other initial purchasers (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of those entities ceases to be a primary U.S. government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute for those entities another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

     "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price or accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed will be selected by lot by the Depository Trust Company in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate in the case of notes that are not represented by a global security.

     The notes will not be entitled to the benefit of any mandatory redemption or sinking fund.

Global Notes and Book Entry System

  Global Notes

     The new notes will each be issued in the form of one or more registered notes in book-entry form, referred to as global notes. Each such global note will be registered in the name of a nominee of the Depository Trust Company, as depositary, and will be deposited with The Bank of Nova Scotia Trust Company of New York, as custodian therefor. Interest in each such global note will not be exchangeable for certificated notes in definitive, fully registered form, except in the limited circumstances described below. We will be entitled, along with the trustee and any other agent, to treat the Depository Trust Company or its nominee, as the case may be, as the sole owner and holder of the global notes for all purposes.

     So long as the Depository Trust Company or its nominee or a common depositary is the registered holder of a global note, the Depository Trust Company or such nominee or common depositary, as the case may be, will be considered the sole owner and holder of such global note, and of the notes represented thereby, for all purposes under the indenture and the notes and the beneficial owners of notes will be entitled only to those rights and benefits afforded to them in accordance with the Depository Trust Company's regular operating procedures. Upon specified written instructions of a Depository Trust Company participant, the Depository Trust Company will have its nominee assist its participants in the exercise of certain holders' rights, such as a demand for acceleration or an instruction to the trustee. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by a global note registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the registered holders thereof under the indenture.

Certain Book-Entry Procedures for the Global Notes

     The descriptions of the operations and procedures of the Depository Trust Company, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we nor the initial purchasers takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

     The Depository Trust Company has advised us that it is (1) a limited purpose trust company organized under the laws of the State of New York, (2) a "banking organization" within the meaning of the New York Banking Law, (3) a member of the Federal Reserve System, (4) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended and (5) a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934. The Depository Trust Company was created to hold notes for its participants and facilitates the clearance and settlement of notes transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. The Depository Trust Company's participants include notes brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to the Depository Trust Company's system is also available to other entities such as banks, brokers, dealers and trust companies, referred to as "indirect participants," that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own notes held by or on behalf of the Depository Trust Company only through participants or indirect participants.

     Pursuant to procedures established by the Depository Trust Company, upon deposit of each of the global notes, the Depository Trust Company will credit the accounts of participants designated by the initial purchasers with an interest in the global notes. Ownership of the notes will be shown on, and the transfer of ownership of notes will be effected only through, records maintained by the Depository Trust Company, with respect to the interests of participants, and the records of participants and the indirect participants, with respect to the interests of persons other than participants.

     The laws of some jurisdictions may require that some types of purchasers of notes take physical delivery of the notes in certificated form. Accordingly, the ability to transfer interests in the notes represented by a global note to these persons may be limited. In addition, because the Depository Trust Company can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer the interest to persons or entities that do not participate in the Depository Trust Company's system, or to otherwise take actions in respect of the interest, may be affected by the lack of a physical certificated note in respect of the interest.

     So long as the Depository Trust Company or its nominee is the registered owner of a global note, the Depository Trust Company or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by the global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders of those notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of the Depository Trust Company and, if the holder is not a participant or an indirect participant, on the procedures of the participant through which the holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

     We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that the Depository Trust Company, as the holder of such global note, is entitled to take, the Depository Trust Company would authorize the participants to take the action and the participants would authorize holders owning through the participants to take the action or would otherwise act upon the instruction of the holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by the Depository Trust Company, or for maintaining, supervising or reviewing any records of the Depository Trust Company relating to the notes. Payments with respect to the principal of, and premium, if any, liquidated damages, if any, and interest on, any notes represented by a global note registered in the name of the Depository Trust Company or its nominee on the applicable record date will be payable by the trustee to or at the direction of the Depository Trust Company or its nominee in its capacity as the registered holder of the global note representing the notes under the indenture. Under the terms of the indenture, we may treat, and the trustee may treat, the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payment on the notes and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of these amounts to owners of beneficial interests in the global note, including principal, premium, if any, liquidated damages, if any, and interest.

     Payments by the participants and the indirect participants to the owners of beneficial interests in the global notes will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and the Depository Trust Company.

     Transfers between participants in the Depository Trust Company will be effected in accordance with the Depository Trust Company's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in the Depository Trust Company, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through the Depository Trust Company in accordance with the Depository Trust Company's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with the rules and procedures and within the established deadlines (Brussels time) of the system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in the Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depository Trust Company. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

     Because of time zone differences, the notes account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in the Depository Trust Company will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the notes settlement processing day, which must be a business day for Euroclear and Clearstream, immediately following the settlement date of the Depository Trust Company. Cash received in Euroclear or Clearstream as a result of the sale of an interest in a global Note by or through a Euroclear or Clearstream participant to a participant in the Depository Trust Company will be received with value on the settlement date of the Depository Trust Company but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the Depository Trust Company's settlement date.

     Although the Depository Trust Company has, Euroclear and Clearstream have agreed to the procedures described above to facilitate transfers of interests in the global notes among participants in the Depository Trust Company, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by the Depository Trust Company, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

     If (1) we notify the trustee in writing that the Depository Trust Company, Euroclear or Clearstream is no longer willing or able to act as a depositary or clearing system for the notes or the Depository Trust Company ceases to be registered as a clearing agency under the Securities Exchange Act of 1934, and a successor depositary or clearing system is not appointed within 90 days of this notice or cessation, (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in certificated form under the indenture or (3) upon the occurrence and continuation of an event of default under the indenture, then, upon surrender by the Depository Trust Company of the global notes, certificated notes will be issued to each person that the Depository Trust Company identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance, the trustee is required to register the certificated notes in the name of the person or persons or the nominee of any of these persons and cause the same to be delivered to these persons.

     Neither we nor the trustee will be liable for any delay by the Depository Trust Company or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and will be protected in relying on, instructions from the Depository Trust Company for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

Certain Covenants of CONSOL Energy

     Other than as described below, the indenture does not contain any provisions that would limit our ability to incur indebtedness or that would offer protection to security holders in the event of a ratings downgrade or a sudden and significant decline in our credit quality or a highly leveraged transaction, takeover, recapitalization or similar occurrence. There are also no covenants or provisions that prevent a Subsidiary other than a Restricted Subsidiary from incurring Debt secured by any assets of that subsidiary. The following covenants are the only restrictive covenants under the indenture.

Limitation on Liens

     The indenture provides that, except as otherwise provided below, we will not, and will not permit any Restricted Subsidiary to, issue, incur, create, assume or guarantee any debt for borrowed money, collectively referred to as "Debt," secured by any mortgage, deed of trust, security interest, pledge, lien, charge or other encumbrance, each a "Lien" and collectively "Liens," upon any Principal Property (as defined below) or shares of stock (or other equivalents of or interests in equity) or indebtedness of a Restricted Subsidiary, unless the notes (and, at our option, any other indebtedness or guarantee ranking equally with the notes) are secured equally and ratably with (or at our option, prior to) such secured Debt. This restriction will not apply to Debt secured by:

     . Liens on property, shares of stock (or other equivalents of or interests in equity) or indebtedness of a person existing at the time it becomes a Restricted Subsidiary, provided that such Liens were not created in anticipation of the transaction in which such entity becomes a Restricted Subsidiary;
     . Liens on property acquired by CONSOL Energy or a Restricted Subsidiary existing at the time of acquisition by CONSOL Energy or a Restricted Subsidiary;
     . Liens on property acquired by CONSOL Energy or a Restricted Subsidiary and created prior to, at the time of, or within 360 days after the acquisition of such property, or the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property, for the purpose of financing all or any part of the purchase price of such property, such construction or the making of such improvements;
     . Liens in favor of CONSOL Energy or a Restricted Subsidiary to secure Debt owing to CONSOL Energy or a Restricted Subsidiary;
     .    Liens existing on the date of the initial issuance of the notes;
     . Liens on property, shares of stock (or other equivalents of or interests in equity indebtedness of a person existing at the time such person is merged into or consolidated with CONSOL Energy or a Restricted Subsidiary or at the time of a sale, lease or other disposition of all or substantially all of the properties of a person as an entirety or substantially as an entirety to CONSOL Energy or a Restricted Subsidiary, provided that the Lien was not incurred in contemplation of such merger or consolidation or sale, lease or other disposition;
     . Liens on property of CONSOL Energy or a Restricted Subsidiary in favor of governmental bodies to secure payments of amounts owed under any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens;
     . Liens created in connection with a project financed with, and created to secure, a nonrecourse obligation;
     . the sale or other transfer of any interest in property commonly referred to as a "production payment"; and
     . any extension, renewal or replacement of any Lien referred to above or of any Debt secured by that Lien, provided that such extension, renewal or replacement Lien will secure no larger an amount of Debt than that existing at the time of such extension, renewal or replacement.

     In addition, CONSOL Energy or a Restricted Subsidiary may issue, incur, create, assume or guarantee Debt secured by a Lien which would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes, provided that after giving effect to the Debt secured by such Lien, the aggregate principal amount of all Debt so secured by Liens (not including Liens permitted above) and the Attributable Debt of Sale and Lease-Back Transactions permitted by the provision described below under "Limitation on Sale and Lease-Back Transactions" does not exceed 15% of Consolidated Net Tangible Assets (as defined below).

Limitation on Sale and Lease-Back Transactions

     The indenture provides that Sale and Lease-Back Transactions (as defined below) by CONSOL Energy or any Restricted Subsidiary of any Principal Property, other than any such transaction involving a lease for a term of not more than three years or any such transaction between CONSOL Energy and one of its Restricted Subsidiaries or between Restricted Subsidiaries, are prohibited unless at the effective time of such transaction:

     . CONSOL Energy or the Restricted Subsidiary would be entitled, pursuant to the covenant above relating to a Limitation on Liens, without equally and ratably securing the notes, to incur Debt secured by a Lien in an amount at least equal to the Attributable Debt (as defined below) with respect to such Sale and Lease-Back Transaction; or
     . CONSOL Energy or the Restricted Subsidiary applies, within 360 days of the closing date of the Sale and Lease-Back Transaction, an amount equal to the greater of (1) the net proceeds of such sale or (2) the Attributable Debt with respect to such Sale and Lease-Back Transaction, to either (or a combination of) (x) the prepayment, defeasance or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or payment at maturity) of debt for borrowed money of CONSOL Energy or a Restricted

          Subsidiary (other than debt subordinate to the notes or any guarantee or debt to CONSOL Energy or a Restricted Subsidiary) that matures more than 12 months after its creation; provided however the amount to be applied to the prepayment or retirement of any debt for borrowed money shall be reduced by the principal amount of any debt securities of CONSOL Energy or a Restricted Subsidiary delivered within 360 days after such Sale and Lease-Back Transaction to the applicable trustee or paying agent for retirement and cancellation; or (y) the purchase, construction or development of other property, facilities or equipment.

Certain Definitions

     "Attributable Debt" means, in respect of a Sale and Lease-Back Transaction, at the time of determination, the present value (discounted at the weighted average effective interest cost per annum of the outstanding debt securities of all series, compounded semiannually) of the obligation of the lessee for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended or, if earlier, until the earliest date of which the lessee may terminate such lease upon payment of a penalty (in which case the obligation of the lessee for rental payments will include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges.

     "Consolidated Net Tangible Assets" means, as of any particular time, the total of all the assets appearing on the most recent consolidated balance sheet of CONSOL Energy and its Subsidiaries (other than those principally engaged in leasing or financing activities) as of the end of the last fiscal quarter for which financial information is available (less applicable reserves and other properly deductible items) after deducting from such amount:

..    all current liabilities, including current maturities of long-term debt and current maturities of obligations under capital leases (other than liabilities of Subsidiaries principally engaged in leasing or financing activities that are not guaranteed by CONSOL Energy or any of its Subsidiaries); and
..    the total of the net book values of all assets of CONSOL Energy and its
     Subsidiaries properly classified as intangible assets (other than those principally engaged in leasing or financing activities) under U.S.
     generally accepted accounting principles (including goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets).

     "Guarantee" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness.

     "Guarantor Subsidiary" means any domestic Subsidiary of CONSOL Energy that incurs or Guarantees any Indebtedness.

     "Indebtedness" means, with respect to any person on any date of determination, without duplication, (i) the principal of and premium (if any) in respect of indebtedness of such person for borrowed money and (ii) the principal of and premium (if any) in respect of obligations of such person evidenced by bonds, debentures, notes or other similar instruments; provided, however, that Indebtedness shall not include any indebtedness of a Subsidiary to CONSOL Energy or another Subsidiary.

     "Principal Property" means the land, improvements, buildings and fixtures (including any leasehold interest thereof) constituting the principal corporate office, any mine, preparation plant, transportation facilities, manufacturing plant or any manufacturing or research or engineering facility (whether owned at or acquired after the date of the indenture) that is owned or leased by CONSOL Energy or a Restricted Subsidiary, that is located within the continental United States, the gross book value of which (without deduction of any depreciation reserves) on the date as of which the determination is made exceeds 1% of Consolidated Net Tangible Assets unless CONSOL Energy's Board of Directors has determined in good faith that such property is not material to the operation of the business conducted by CONSOL Energy and its Subsidiaries taken as a whole.

     "Restricted Subsidiary" means any Subsidiary (a) substantially all of whose property is located within the United States and (b) (i) which owns a Principal Property or (ii) in which our investment exceeds 1% of the aggregate amount of assets included on a consolidated balance sheet of CONSOL Energy and its Subsidiaries as of the end of the last fiscal quarter for which financial information is available. However, the term "Restricted Subsidiary" does not include any Subsidiary that is principally engaged in leasing or financing activities.

     "Sale and Lease-Back Transaction" means any arrangement with any person providing for the leasing by CONSOL Energy or any Restricted Subsidiary of any Principal Property, whether owned at the date of the issuance of the notes or thereafter acquired (excluding temporary leases of a term, including renewal periods, of not more than three years), that has been or is to be sold or transferred by CONSOL Energy or any Restricted Subsidiary to such person with the intention of taking back a lease of this property.

     "Subsidiary" means (i) any corporation at least a majority of whose outstanding voting stock shall at the time be owned, directly or indirectly, by CONSOL Energy or by one or more of its subsidiaries or by CONSOL Energy and one or more of its subsidiaries, (ii) any general partnership, limited liability company, joint venture or similar entity, at least a majority of whose outstanding partnership or similar interests shall at the time be owned by CONSOL Energy, or by one or more of its subsidiaries, or by CONSOL Energy and one or more of its subsidiaries and (iii) any limited partnership of which CONSOL Energy or any of its subsidiaries is a general partner.

Future Note Guarantors

     The indenture requires CONSOL Energy to cause each of its domestic Subsidiaries that incurs or Guarantees any Indebtedness, at the time of such incurrence or Guarantee, to guarantee the notes, and, if applicable, execute and deliver to the Trustee a supplemental indenture, pursuant to which such domestic Subsidiary will guarantee payment of the notes.

Merger, Consolidation or Sale of Assets

     Nothing contained in the indenture will prevent any consolidation or merger of CONSOL Energy with or into any other person (whether or not affiliated with CONSOL Energy) or successive consolidations or mergers in which CONSOL Energy or any of its successor or successors are a party or parties, or will prevent any sale, conveyance, lease, transfer or other disposition of all or substantially all of the property of CONSOL Energy or any of its successor or successors as an entirety, to any other person (whether or not affiliated with CONSOL Energy or its successor or successors) authorized to acquire and operate the same; provided, however, that upon any such consolidation, merger, sale, conveyance, lease, transfer or other disposition, the due and punctual payment of the principal of (premium, if any) and interest on all of the notes of all series in accordance with the terms of each series, according to their tenor and the due and punctual performance and observance of all the covenants and conditions of the indenture with respect to each series or established with respect to such series to be kept or performed by CONSOL Energy will be expressly assumed by supplemental indenture satisfactory in form to the trustee executed and delivered to the trustee by the entity formed by such consolidation, or into which CONSOL Energy will have been merged, or by the entity which will have acquired such property.

     In case of any such consolidation, merger, sale, conveyance, lease, transfer or other disposition and upon the assumption by the successor corporation, by supplemental indenture, executed and delivered to the trustee and satisfactory in form to the trustee, of the due and punctual payment of the principal of, premium, if any, and interest on all of the notes of all series outstanding and the due and punctual performance of all of the covenants and conditions of the indenture or established with respect to each series of the notes pursuant to the indenture to be performed by CONSOL Energy with respect to each series, such successor corporation will succeed to and be substituted for CONSOL Energy with the same effect as if it had been named as CONSOL Energy in the indenture, and the predecessor entity will be relieved of all obligations and covenants under the indenture and the notes.

     If, as a result of any consolidation, merger, sale, conveyance, lease, transfer or other disposition described in this covenant, properties or assets of CONSOL Energy would become subject to any lien which could not be permitted by the covenant described above under "--Limitation on Liens" without equally and ratably securing the notes, CONSOL Energy, or such successor person, as the case may be, will take the steps as are necessary to secure effectively the notes equally and ratably with, or prior to, all indebtedness secured by those liens as described above. After that time, all of our obligations under the notes and the indenture terminate.

Events of Default

     The following are events of default under the indenture:

.. CONSOL Energy fails to pay interest when due and such failure continues for 30 days and the time for payment has not been properly extended or deferred;
.. CONSOL Energy fails to pay the principal or any premium when due and the time for payment has not been properly extended or deferred;
.. CONSOL Energy or any Restricted Subsidiary fails to observe or perform any other covenant contained in the notes or the guarantees, and such failure continues for 60 days after we receive written notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes;
.. a default under any Debt by CONSOL Energy or any Restricted Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $25 million or its foreign currency equivalent at the time and such Debt is not discharged or the acceleration is not annulled within seven days of written notice of acceleration;
.. the bankruptcy, insolvency or reorganization, whether voluntary or not, of
  CONSOL Energy or any Guarantor Subsidiary; and
.. any guarantee ceases to be, or is asserted in writing by any Guarantor
  Subsidiary or CONSOL Energy not to be, in full force and effect, and enforceable in accordance with its terms (other than by reason of the termination of the indenture or the release or discharge of any such guarantee in accordance with the terms of the indenture) and such default continues unremedied for ten days.

     If an event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the notes due and payable immediately. In case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal and premium of all outstanding notes will become and be immediately due and payable without any declaration or other act by the trustee or any holder of outstanding notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

     The holders of a majority in principal amount of the outstanding notes may waive any default or event of default with respect to the notes and its consequences, except defaults or events of default regarding payment of principal, any premium or interest, other than by acceleration. A waiver will eliminate the default.

     If an event of default under the indenture occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture, unless the holders of the notes have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, provided that:

.. such proceeding or exercise is not in conflict with any law or the indenture; .. the trustee may take any other action deemed proper by it that is not inconsistent with directions from the holders; and .. unless otherwise provided under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

     A holder of the notes will only have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies if:

.. the holder has given written notice to the trustee of a continuing event of default;
.. the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request;
.. those holders have offered reasonable indemnity to the trustee to institute proceedings as trustee; and
.. the trustee does not institute a proceeding, and does not receive conflicting directions within 60 days.

     These limitations do not apply to a suit brought by a holder of the notes if we default in the payment of the principal, any premium or interest due on the notes. Any right of a holder of the notes to receive payments of the principal of (and premium, if any) and any interest on the notes on or after the due dates expressed in the notes and to institute suit for the enforcement of any such payment on or after such dates will not be impaired or affected without the consent of such holder.

     We will periodically file statements with the trustee regarding our compliance with the covenants in the indenture.

Modification of Indenture

     We and the trustee may change the indenture without the consent of any holders to:

.. fix any ambiguity, defect or inconsistency in the indenture;
.. evidence the succession of another corporation to CONSOL Energy or a Guarantor
  Subsidiary and the assumption by such party of the obligations of CONSOL
  Energy or a Guarantor Subsidiary;
.. provide for uncertificated notes in addition to or in place of certificated notes;
.. add to the covenants of CONSOL Energy or the Restricted Subsidiaries for the
  benefit of all or any series of notes;
.. add to, delete from, or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication, and delivery of notes set forth in the indenture;
.. change anything that does not materially adversely affect the rights of any holder of the notes;
.. provide for the issuance of and establish the form and terms and conditions of the notes of any series, establish the form of any certifications required or add to the rights of any holders of any series of notes;
.. secure the notes;
.. add any additional events of default for the benefit of all series;

.. change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there is no note of any series outstanding created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;
.. provide for the appointment of a successor trustee;
.. to provide for the addition or release of a Guarantor Subsidiary in respect of a guarantee as provided in the indenture.

     In addition, the rights of holders may be changed by us and the trustee with the written consent of the holders of a majority of the principal amount of the notes outstanding. However, the following changes may only be made with the consent of each affected holder:

.. extending the fixed maturity of any notes of any series;
.. reducing the principal amount of any notes of any series;
.. reducing the rate or extending the time of payment of interest of any notes of any series;
.. reducing any premium payable upon redemption; or .. reducing the percentage of notes outstanding required to consent to any amendment to the indenture or to the notes or guarantees.

No particular form of supplemental indenture is required. Promptly after the execution of any supplemental indenture, the trustee will mail a notice setting forth in general terms the substance of the supplemental indenture to the holders of notes of all series affected. Failure on the part of the trustee to mail the notice will not affect the validity of the supplemental indenture.

Legal Defeasance and Covenant Defeasance

     The indenture provides that, subject to conditions specified in the indenture, we may elect either:

.. legal defeasance, whereby we are discharged from any and all obligations with respect to the notes, except as may be otherwise provided in the indenture; or .. covenant defeasance, whereby we are released from our obligations described above under "Limitation on Liens" and "Limitations on Sale and Lease-Back Transactions" and the third paragraph under "Merger, Consolidation or Sale of Assets."

     We may do so in either case by depositing with the trustee, as trust funds, cash, or government securities which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal and any premium and interest on the notes and all other sums payable by us under the indenture in connection with the notes. This type of a trust may only be established if, among other things, we have delivered to the Trustee an opinion of counsel meeting the requirements set forth in the indenture.

Governing Law

     The indenture provides that it and the notes are to be governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the Trust Indenture Act otherwise applies.

Relationships with the Trustee

     We maintain customary banking relationships with affiliates of The Bank of Nova Scotia Trust Company of New York, the trustee under the indenture, and its affiliates.

                    UNITED STATES FEDERAL TAX CONSEQUENCES

     The following is a general discussion of certain United States federal tax consequences of the acquisition, ownership and disposition of the new notes by initial holders of new notes. This discussion is based upon the Internal Revenue Code of 1986, as amended, the Treasury Regulations under the Code and administrative rulings and court decisions, all of which are subject to change, possibly retroactively. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are original beneficial owners of the new notes or "Holders" and who hold such new notes as capital assets within the meaning of Section 1221 of the Code. This discussion does not consider any specific facts or circumstances that may apply to a particular Holder (including, for example, a financial institution, a broker-dealer, an insurance company, a tax-exempt organization, a person that holds notes as part of a straddle, hedge, conversion transaction, or other integrated investment). This discussion also does not address the tax consequences to Non-U.S. Holders (as defined below) that are subject to U.S. federal income tax on a net basis on income realized with respect to the notes because such income is effectively connected with the conduct of a U.S. trade or business. This discussion also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar. In addition, this discussion does not address U.S. federal alternative minimum tax consequences or any aspect of state, local or foreign taxation.

     For purposes of this discussion, a "U.S. Holder" means a holder of the new notes that is either

     .  a citizen or resident of the United States,

     . a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof,

     . an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source, or

     . a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

     A "Non-U.S. Holder" is a holder of the notes other than a U.S. Holder.

     Holders are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding, and disposing of the new notes, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.

Exchange of Private Notes for New Notes

     The exchange of the private notes for new notes pursuant to the exchange offer should not be treated as an "exchange" for U.S. federal income tax purposes because the new notes will not be considered to differ materially in kind from the private notes. As a result, there will be no U.S. federal income tax consequences to beneficial owners exchanging the private notes for the new notes pursuant to the exchange offer.

Stated Interest/Original Issue Discount

     We intend to take the position (which generally will be binding on Holders) that the new notes are not issued with original issue discount or "OID". Accordingly, U.S. Holders should include stated interest in gross income in accordance with their methods of accounting for tax purposes.

Disposition

     In general, a U.S. Holder will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of the new notes measured by the difference between

     . the amount of cash and fair market value of property received (except to the extent such cash or property is attributable to accrued but unpaid interest, which will be taxable as ordinary income) and

     .   the U.S. Holder's tax basis in the new notes.

A U.S. Holder's tax basis in the new notes generally will equal the cost of the private notes to the U.S. Holder, less any principal payments received by such U.S. Holder. Any gain or loss will generally be long-term capital gain or loss, provided the new notes were capital assets in the hands of the U.S. Holder and had been held for more than one year (including the time the private notes were held). In the case of individual U.S. Holders, long-term capital gain is currently subject to a maximum U.S. federal income tax rate of 20%. The deductibility of capital losses by U.S. Holders is subject to limitations.

Non-U.S. Holders

     Under present United States federal income and estate tax law, assuming certain certification requirements are satisfied (which include identification of the beneficial owner of the instrument), and subject to the discussion of backup withholding below:

     1. payments of interest on the new notes to any Non-U.S. Holder will not be subject to United States federal income or withholding tax, provided that (1)(a) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (b) the Non-U.S. Holder is not (i) a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business or (ii) a controlled foreign corporation that is related to CONSOL Energy through stock ownership and (c) those interest payments are not effectively connected with the conduct of a United States trade or business of the Non-U.S. Holder (the "Portfolio Interest Exemption") or (2) the Non-U.S. Holder is entitled to the benefits of an income tax treaty under which interest on the notes is exempt from U.S. federal withholding tax and provides a properly executed IRS Form W-8BEN claiming the exemption (a "Treaty Exemption");

     2. a holder of the new notes who is a Non-U.S. Holder will not be subject to the United States federal income tax on gain realized on the sale, exchange or other disposition of the new notes, unless (a) that Holder is an individual who is present in the United States for 183 days or more during the taxable year and certain other requirements are met or
          (b) the gain is effectively connected with the conduct of a United States trade or business of the Holder; and

     3. if interest on the new notes is exempt from withholding of United States federal income tax under the Portfolio Interest Exemption (without regard to the certification requirement described below), the new notes will not be included in the estate of a deceased Non-U.S. Holder for United States federal estate tax purposes.

     The certification referred to above may be made on an Internal Revenue Service Form W-8BEN or a substantially similar substitute form. In the case of notes held through a foreign partnership, the foreign partnership will have to provide an Internal Revenue Service Form W-8IMY.

Information Reporting and Backup Withholding

     We will, where required, report to the holders of the new notes and the Internal Revenue Service the amount of any interest paid on the notes in each calendar year and the amounts of federal tax withheld, if any, with respect to payments.

     Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be refunded or credited against the Holder's United States Federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. Currently, the backup withholding tax rate is 30%.

     U.S. Holders

     A noncorporate U.S. holder may be subject to information reporting and to backup withholding with respect to payments of principal and interest made on the new notes, or on proceeds of the disposition of the new notes before maturity, unless that U.S. Holder provides a correct taxpayer identification number or proof of an applicable exemption, and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

     Non-U.S. Holders

     We must report annually to the Internal Revenue Service and to each Non-U.S. Holder on Form 1042-S the amount of interest paid on a note, regardless of whether withholding was required, and any tax withheld with respect to the interest. Under the provisions of an income tax treaty and other applicable agreements, copies of these information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides.

     Backup withholding will not apply to payments of interest or principal on the new notes made by CONSOL Energy or any agent thereof (in its capacity as such) to a Non-U.S. Holder if such Non-U.S. Holder has provided the required certification that it is not a U.S. person on the form W-8BEN or has otherwise established an exemption (provided that neither CONSOL Energy nor its agent has actual knowledge that such holder is a U.S. person or that the conditions of any exemption are not in fact satisfied).

     The payment of the proceeds on the disposition of the new notes to or through a U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding, unless the Non-U.S. Holder provides the required certification described above or otherwise establishes an exemption. Payments of the proceeds from the sale of new notes to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except such payments will be subject to information reporting if the broker is (1) a U.S. person, (2) a "controlled foreign corporation," (3) a foreign person 50% or more of whose gross income for certain periods is effectively connected with a United States trade or business or (4) a foreign partnership, if at any time during its taxable year, one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its taxable year, the foreign partnership is engaged in a United States trade or business, unless the Non-U.S. Holder establishes an exception as specified in the Final Regulations regarding backup withholding and information reporting, as applicable.

     The discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular tax situation. Holders should consult their tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of the new notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws or in the interpretations of them.

                             PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for private notes where the broker-dealer acquired the private notes as a result of market-making activities or other trading activities. We have agreed that for a period of up to one year after the date on which the registration statement is declared effective (subject to extension under certain circumstances), we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in connection with any such resale.

     We will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. Broker-dealers may sell new notes received by broker-dealers for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Broker-dealers may resell new notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

     We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify you against liabilities under the Securities Act of 1933.

     By its acceptance of the exchange offer, any broker-dealer that receives new notes pursuant to the exchange offer agrees to notify us before using the prospectus in connection with the sale or transfer of new notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requests the making of any changes in the prospectus to make the statements in the prospectus not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

                                 LEGAL MATTERS

     Piper Rudnick LLP, New York, New York will pass upon the validity of the new notes to be issued pursuant to the exchange offer.

                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated balance sheets as of December 31, 2001, June 30, 2001 and June 30, 2000 and the related consolidated statements of income, stockholders' equity and cash flows for the six months ended December 31, 2001, for the years ended June 30, 2001 and June 30, 2000 and for the six months ended June 30, 1999 included in our Annual report on form 10-K/A as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement.
Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

================================================================================


                               OFFER TO EXCHANGE


                                all outstanding
                             7.875% Notes due 2012
                                      of

                              CONSOL ENERGY INC.


                             ____________________

                                  PROSPECTUS
                             ____________________

                                 June 14, 2002


================================================================================